Exhibit 99.1

PPG Industries, Inc.
One PPG Place
Pittsburgh, Pennsylvania 15272 USA

Media:
Mark Silvey
PPG Corporate Communications
412-434-3046
silvey@ppg.com
News
Investors:
Vince Morales
PPG Investor Relations
412-434-3740
vmorales@ppg.com

PPG Announces Pricing for Public Offering of Senior Notes

PITTSBURGH, November 6, 2014 –PPG Industries (NYSE:PPG) today announced that it has priced its public offering of senior notes. The offering is being made pursuant to PPG’s effective shelf registration statement filed with the Securities and Exchange Commission.

PPG has agreed to issue and sell $300.0 million aggregate principal amount of 2.300% Notes due 2019 (the “Notes”). The Notes will pay interest semi-annually in arrears at a rate of 2.300% per year and will mature on November 15, 2019, unless earlier redeemed or repurchased.

PPG intends to use the net proceeds from the offering, together with cash on hand, to fund the purchase of its debt securities pursuant to its previously announced concurrent tender offer for any and all of certain series of its outstanding debt securities (the “Tender Offer”). Any remaining net proceeds will be used for general corporate purposes.

J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC are the joint book-running managers for the offering.

This news release is neither an offer to sell nor a solicitation of an offer to buy any securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. Any offers of the Notes will be made exclusively by means of a prospectus and prospectus supplement.

Copies of the prospectus and preliminary prospectus supplement meeting the requirements of Section 10 of the Securities Act of 1933, as amended, may be obtained from J.P. Morgan Securities LLC, 383 Madison Avenue, New York, New York, 10179, Attention: Investment Grade Syndicate Desk, 3rd Floor, telephone collect at 1-212-834-4533, Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, New York, NY 10014, by telephone (toll-free) at (866) 718-1649, or from the SEC website at www.sec.gov.

The terms and conditions of the Tender Offer are described in an Offer to Purchase, dated November 6, 2014 (the “Offer to Purchase”), and a related Letter of Transmittal (the “Letter of Transmittal”), which have been sent to holders of the applicable debt securities. This news release is not an offer to purchase, a solicitation of an offer to sell, or a solicitation of consents with respect to any securities. The Tender Offer is made only by, and pursuant to, the terms of, the Offer to Purchase and the Letter of Transmittal. In addition, this news release does not constitute a notice of redemption of any debt securities under the optional redemption provisions of any of the respective indentures governing PPG’s outstanding debt securities.

PPG: BRINGING INNOVATION TO THE SURFACE.™

PPG Industries’ vision is to continue to be the world’s leading coatings and specialty materials company. Through leadership in innovation, sustainability and color, PPG helps customers in industrial, transportation, consumer products, and construction markets and aftermarkets to enhance more surfaces in more ways than does any other company. Founded in 1883, PPG has global headquarters in Pittsburgh and operates in nearly 70 countries around the world. Reported net sales in 2013 were $15.1 billion. PPG shares are traded on the New York Stock Exchange (symbol:PPG).

Forward-Looking Statements

Statements in this news release relating to matters that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 reflecting the company’s current view with respect to future events or objectives and financial or operational performance or results. These matters involve risks and uncertainties as discussed in PPG Industries’ periodic reports on Form 10-K and Form 10-Q, and its current reports on Form 8-K, filed with the Securities and Exchange Commission (SEC). Accordingly, many factors could cause actual results to differ materially from the company’s forward-looking statements.

Among these factors are our ability to complete the offering and the Tender Offer, global economic conditions, increasing price and product competition by foreign and domestic competitors, fluctuations in cost and availability of raw materials, the ability to maintain favorable supplier relationships and arrangements, the realization of anticipated cost savings from restructuring initiatives, difficulties in integrating acquired businesses and achieving expected synergies therefrom, the ability to penetrate existing, developing or emerging foreign and domestic markets, economic and political conditions in international markets, foreign exchange rates and fluctuations in such rates, fluctuations in tax rates, the impact of future legislation, the impact of environmental regulations, unexpected business disruptions and the unpredictability of existing and possible future litigation, including litigation that could result if the asbestos settlement discussed in our filings with the SEC does not become effective. However, it is not possible to predict or identify all such factors.

Consequently, while the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements.

Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on our consolidated financial condition, results of operations or liquidity.

Forward-looking statements speak only as of the date of their initial issuance, and we do not undertake any obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future events or otherwise, except as otherwise required by applicable law.

Bringing innovation to the surface is a trademark of PPG Industries Ohio, Inc.